Exhibit 99.1
Encore Acquisition Company Announces Year-End Reserves Replacement of 179%
FORT WORTH, Texas—(BUSINESS WIRE)—January 25, 2007
Encore Acquisition Company (NYSE:EAC) today announced that estimated proved oil and natural gas reserves increased by 5% to 205 million barrels of oil equivalent (“BOE”) as of December 31, 2006. Oil reserves accounted for 75% of total proved reserves, and 65% of total proved reserves are developed. Market prices used in the year-end reserve estimate were $61.06 per barrel for oil and $5.48 per Mcf for natural gas. Based on fourth quarter 2006 production of 30,704 BOE per day, Encore’s ratio of reserves to production is approximately 18 years for total proved reserves and 12 years for proved developed reserves.
During 2006, Encore replaced 179% of the 11.2 million BOE it produced. Based on total expected capital expenditures for 2006 of approximately $379 million, these reserve volumes imply an all-in finding and development cost for the year, including acquisitions, of approximately $18.85 per BOE.

Summary of Changes in Proved Reserves	MMBOE
Reserves at December 31, 2005	195.7
Acquisitions & development, net of revisions	20.1
Production	(11.2)

Reserves at December 31, 2006	204.6

Encore’s proved reserve estimates for 100% of its properties were prepared by Miller and Lents, Ltd., independent petroleum engineers. Reserve replacement was calculated by dividing the sum of reserve extensions, discoveries, improved recovery, acquisitions, and revisions by annualized fourth quarter production. All-in finding and development cost was calculated by dividing the sum of development, exploration, and acquisition costs by the sum of reserve extensions, discoveries, improved recovery, acquisitions, and revisions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves were not included in the calculation of costs incurred.
About the Company:
Encore Acquisition Company is engaged in the development of onshore North American oil and natural gas reserves. Since 1998, Encore has acquired high-quality assets and grown them through drilling, waterflood, and tertiary projects. Encore’s properties are located in the Rockies, the Mid-Continent, and the Permian Basin.
Cautionary Statement:
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the estimates of proved reserves, reserve life and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; hedging arrangements (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Encore Acquisition Company, Fort Worth
Bob Reeves, Chief Financial Officer
817-339-0918
rcreeves@encoreacq.com